EXHIBIT 10.32
                                                                  --------------



                    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
                          FOR PORTIONS OF THIS EXHIBIT








                        DEVELOPMENT AND LICENSE AGREEMENT

                                     BETWEEN

                     BOEHRINGER INGELHEIM INTERNATIONAL GMBH

                                       AND

                           VION PHARMACEUTICALS, INC.

                                TABLE OF CONTENTS




ARTICLE 1.  DEFINITIONS...................................................... 1
ARTICLE 2.  RESEARCH AND DEVELOPMENT......................................... 5
ARTICLE 3.  DISTRIBUTION & LICENSE RIGHTS.................................... 7
ARTICLE 4.  PAYMENT OBLIGATIONS.............................................. 9
ARTICLE 5.  PAYMENT; RECORDS, AUDITS.........................................10
ARTICLE 6.  INTELLECTUAL PROPERTY RIGHTS AND INFRINGEMENT....................11
ARTICLE 7.  CONFIDENTIALITY..................................................13
ARTICLE 8.  REPRESENTATIONS, WARRANTIES AND COVENANTS........................14
ARTICLE 9.  INDEMNITY........................................................16
ARTICLE 10. TRANSITION.......................................................17
ARTICLE 11. TERM AND TERMINATION.............................................18
ARTICLE 12. MISCELLANEOUS....................................................19











                                       ii
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                        DEVELOPMENT AND LICENSE AGREEMENT
                        ---------------------------------

         THIS AGREEMENT is entered into as of December 1, 1999 (the "Effective Date"), by and between BOEHRINGER INGELHEIM INTERNATIONAL GmbH, a limited liability company organized under the laws of Germany having its principal place of business at D-55216 Ingelheim, Rhein, Germany ("BI") and VION
PHARMACEUTICALS, INC., a Delaware corporation having offices at Four Science Park, New Haven, Connecticut 06511 ("Vion").

         WHEREAS, the parties have entered a Collaborative Development and Distribution Agreement relative to the development and commercialization of Promycin(R)(porfiromycin) dated November 24, 1997 (hereafter "Original Agreement"); and

         WHEREAS, the parties seek to redefine the allocation of responsibility under the Original Agreement to facilitate the development and commercialization of Promycin(R); and

         WHEREAS, the parties now seek a new agreement to define, among other things, the responsibilities assumed by BI relating to the development and commercialization of Promycin(R).

         NOW, THEREFORE, the parties agree as follows:


                             ARTICLE 1. DEFINITIONS
                             ----------------------

         As used herein, the following terms shall have the following meanings:

         1.1 "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, limited liability company, association or any other entity which owns, is owned by or is under common ownership with a party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any party, shall mean the possession (directly or indirectly) of more than fifty percent (50%) of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

         1.2 "Agreement" means the present agreement together with all exhibits and schedules.

         1.3 "BI Technology" means all Know-How and Patent Rights to the extent necessary or appropriate for the full development, use or sale of the Compound or the Product, now or during the term hereof, (a) owned by BI or one of its Affiliates, or (b) to the extent BI (or its Affiliate) is permitted to grant a sublicense to Vion, licensed to BI or one of its Affiliates by a Third Party.

         1.4 "BI Trademarks" means trademarks for use on the Product (other than the Vion Trademarks) designated by BI from time to time in accordance with
Section 3.3(a) below.

         1.5 "Commercially reasonable and diligent efforts" means those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential in the country in which the Product would be marketed and sold.

         1.6 "Compound" means the compound porfiromycin.

         1.7 "Confidential Information" means all information and materials received by either party from the other party pursuant to this Agreement and all information and materials developed in the course of the parties' collaboration, including, without limitation, Know-How of each party, subject to the exceptions set forth in Section 7.2.

         1.8 "Deductions" means: (a) trade discounts, trade credits or returns, recalls, chargebacks, rebates and prompt payment discounts, (b) transportation charges and insurance expenses, (c) Medicare, Medicaid and managed care rebates, fees or refunds actually granted to health care organizations, governments and their agencies, purchasers and reimbursers, all of which are granted in the ordinary course of BI's business, (d) any government imposed fees, other than income taxes, required to permit manufacture, marketing, or sale of the Product in the Territory, such fees include, but are not limited to, establishment fees, submission review fees, and product registration fees, and (e) sales taxes, use taxes, duties and other similar taxes borne by BI, its Affiliates, Recognized Agents or permitted sublicensees provided, in each case, to the extent such items are actually included in the price charged to such Third Parties for the Product.

         1.9 "Development Plan" means the plan prepared pursuant to this Agreement by BI for development and commercialization of the Product. A copy of which Development Plan will be provided to Vion. The Development Plan may be amended by BI at BI's sole discretion.

         1.10 "Development Work" means the research and development program performed by BI as described in the Development Plan under BI's direction and conducted in accordance with the terms and conditions of this Agreement.

         1.11 "Development Work Under The Original Agreement" shall mean the research and clinical development program performed by the parties in accordance with the terms and conditions of the Original Agreement.

         1.12 "FDA" means the United States Food and Drug Administration (or its substantial equivalent in any foreign country).

         1.13 "FDA Act" means the United States Food, Drug and Cosmetic Act, as amended.

         1.14 "First Commercial Sale" of the Product shall mean the first sale for use or consumption of the product in a country after required marketing and pricing approval has been granted by the governing health regulatory authority of such country. A sale to an Affiliate, Recognized Agent or permitted sublicensee shall not constitute a First Commercial Sale.

         1.15 "IND" means Investigational New Drug Application No. 52,804 filed for the Product with the FDA or its substantial equivalent in any foreign country.

         1.16 "Invention" means any discovery or invention made by either party relating to the Compound or Product.

         1.17 "Know-How" means techniques; inventions, practices; methods; knowledge; know-how; skill; experience; and test data, including, without limitation, pharmacological, toxicological and clinical test data, analytical and quality control data.

         1.18 "Major Country" means any of the following: (i) the European Union, and (ii) the United States.

         1.19 "NDA" means a New Drug Application in the United States (or the equivalent application in any other country) and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning products which are necessary for or included in NDA Approval.

         1.20 "NDA Approval" means FDA approval of an NDA.

         1.21 "Net Sales" means the gross amounts invoiced by BI, its Affiliates or to the extent permitted under Section 3.4, Recognized Agents or permitted sublicensees of BI or its Affiliates, to Third Parties for sales of the Product for use in the treatment or prevention of cancer in humans less the Deductions as determined in accordance with Section 4.3 below. The transfer of the Product by BI or one of its Affiliates to (i) another Affiliate of BI, (ii) a permitted sublicensee of BI, or (iii) a Recognized Agent shall not be considered a sale.

         1.22 "North America" shall mean the United States of America and
Canada.

         1.23 "Original Agreement" means the Collaboration Development and Distribution Agreement between Vion and BI dated November 24, 1997.

         1.24 "Patent Rights" means all rights existing during or after the term of the Original Agreement or this Agreement under (a) patents (including inventor's certificates) that include one or more Valid Claims, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, supplementary protection certificate or the like and (b) pending applications for patents, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

         1.25 "Product" means a pharmaceutical product in an injectable dosage form, containing the Compound.

         1.26 "Recognized Agent" shall mean an entity other than an Affiliate of BI through which BI regularly distributes and sells its products in a particular country or region.

         1.27 "Royalty" shall have the meaning set forth in Section 4.2.

         1.28 "Royalty Term" means, in any country, the period of time equal to the longer of: (a) if the sale of the Product in such country is covered by a Valid Claim, the term of such Valid Claim; or (b) seven (7) years from the date of the First Commercial Sale of the Product in such country, unless modified by the terms of Article 11.

         1.29 "Territory" shall mean all countries and territories in the world.

         1.30 "Third Party" means any entity other than Vion or BI or an Affiliate or sublicensee of Vion or BI.

         1.31 "Trademarks" means the Vion Trademarks and the BI Trademarks.

         1.32 "Transition Plan" means the plan developed by BI and Vion to facilitate the transfer of research and development conducted, managed or otherwise facilitated by Vion (including, but not limited to activities conducted by Covance Clinical Research, Ltd., Covance Inc., and/or Pharm-Olam, Ltd.) under the Original Agreement to BI and as further defined in Article 10. The Transition Plan is attached hereto as Exhibit A.

         1.33 "Valid Claim" means, to the extent covering the Compound or the Product, a marketing exclusivity right conferred as a result of: (i) a designation as a drug for rare diseases or conditions under Section 526 et. al. of the FDC Act (or the equivalent rights in any country outside the United States), or (ii) an exclusive right to sell under an NDA pursuant to Section 505
(j) (4) of the FDC Act (or the equivalent rights in any country outside the United States).

         1.34 "Vion Technology" means all Know-How and Patent Rights to the extent necessary or appropriate for the full development, use or sale of the Compound or the Product, which is, during the term of the Original Agreement, now, or during the term hereof (a) owned by Vion or one of its Affiliates, or
(b) to the extent Vion (or its Affiliate) is permitted to grant a sublicense to BI, licensed to Vion or one of its Affiliates by a Third Party. Vion Technology as of the Effective Date includes, but is not limited to, the Know-How and Patent Rights listed on Schedule 1 attached hereto.

         1.35 "Vion Trademarks" means Promycin(R) and such other trademarks owned and/or used by Vion for use in conjunction with the development and commercialization of Product.


                       ARTICLE 2. RESEARCH AND DEVELOPMENT
                       -----------------------------------

         2.1 Responsibility. BI, consistent with the terms and conditions of this Agreement, will conduct research and development on the Compound with the goal of further development of the Compound into Product for commercialization as more specifically provided in the Development Plan. BI shall have sole discretion to determine the scope and conduct of research and development of the Compound and Product. As provided in Section 2.3 below, Vion, consistent with the Transition Plan, Development Plan, this Agreement, and as otherwise requested by BI, shall cooperate fully with BI to facilitate development, NDA submission(s), NDA Approval(s), and maintenance of the NDA(s). Except as otherwise provided in this Agreement and the attachments hereto, BI shall be responsible for the preparation of NDA(s), for filing and maintaining NDA(s) and for all expenses for filing and maintaining NDA(s), which NDA(s) shall be owned by BI.

         2.2 Research and Development Efforts. BI shall use commercially reasonable efforts to perform its responsibilities under the Development Plan. The Development Work shall be conducted in compliance with applicable good clinical, laboratory, and manufacturing practices and other legal requirements.

         2.3 Availability of Resources.

         (a) Vion shall use its best efforts to facilitate the transition according to the Transition Plan and this Agreement and support BI's efforts to secure an NDA and commercialize the Product.

         (b) Vion agrees to make its employees and non-employee consultants, and all data, records or other information relating to development of the Compound and/or Product reasonably available at its facilities (or at such other non-employee consultants' facilities, as necessary) and at its own cost to consult with BI on issues arising during the transition, the Development Work, commercialization of the Product, or in connection with any request or request for inspection from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues. Representatives of BI may, upon reasonable notice and at times reasonably acceptable to Vion (or other non-employee consultants): (i) visit the facilities where the Development Work or Development Work Under The Original Agreement is or has been conducted, provided, that if such facilities are not under Vion's control, Vion shall use reasonable efforts and cooperate with BI to permit BI access to such facilities;
(ii) consult informally, during such visits and by telephone, with Vion personnel that performed or is performing the Development Work or Development Work Under The Original Agreement, and

(iii) review the data, records, or other information relating to the development of the Compound and/or Product.

         2.4 Allocation of Costs.

         (a) All costs that accrue for Development Work Under The Original Agreement performed prior to May 1, 1999 will be allocated according to the terms of the Original Agreement. BI shall, subject to Section 4.2(b) below, reimburse to Vion Vion's share of the costs of development for Development Work Under The Original Agreement performed between May 1, 1999 and the Effective Date.

         (b) Notwithstanding Section 2.4(a) above, the parties acknowledge and agree that Covance fees for Development Work Under The Original Agreement performed prior to September 27, 1999 is an amount fixed at [] and Covance non-investigator pass-through fees accrued prior to September 27, 1999 is an amount fixed at []. BI shall reimburse Vion for [] of these costs.

         (c) Except as expressly provided in the Transition Plan or this Agreement, or as agreed from time to time by the parties, all costs of development for Development Work performed after the Effective Date shall be the sole responsibility of BI. Notwithstanding the foregoing, in no event shall BI be obligated to pay any late charges, penalties or damages Vion has incurred or may incur for failure to make any timely payments to its vendors or as the result of its failure or alleged failure to fulfill any obligations to its vendors, including penalties for early termination of contracts with vendors including, but not limited to, []

         (d) The parties acknowledge and agree that, pursuant to the Original Agreement, Vion is responsible for the manufacture and costs of Compound and Product necessary to conduct Development Work Under The Original Agreement. BI agrees to purchase from Vion, at a price equal to the lesser of U.S. [] per gram or Vion's actual cost, Compound that: (i) was purchased by Vion prior to the Effective Date, (ii) meets all required technical specifications (which shall be mutually agreed to by BI and []), iii) has been manufactured according to all applicable good manufacturing standards (including, but not limited to, United States cGMP regulations) and in a manner that allows the Compound to be used without restriction in BI's Development Work pursuant to this Agreement, and
(iv) in amounts reasonably necessary and appropriate, as determined solely by BI, to perform Development Work pursuant to this Agreement. BI may, in its sole discretion, analyze Compound or Product described in this Section 2.4(d) to determine compliance with the specifications. BI shall purchase Compound pursuant to this Section 2.4(d) on a standard Boehringer Ingelheim Pharmaceuticals, Inc. purchase order and all the terms and conditions of such purchase order shall apply unless explicitly modified by this Agreement.

         (e) Preclinical studies performed by Vion will be appropriately audited at Vion's expense for quality assurance, such audits to be completed prior to January 1, 2000. Any remediation required for preclinical studies performed by Vion shall be performed at Vion's sole expense.

         2.5 Disclosure; Reports. BI will meet annually, or as mutually agreed, with Vion senior management to provide the status of the Development Work and commercialization of the Product.

         2.6 Exclusivity. Neither Vion, nor any of its Affiliates, shall during the term of this Agreement either directly or indirectly, enter into any agreement, or engage in, either alone or with any sublicensee or Third Party, any research, development, manufacture, or commercialization of the Compound or Product.


                    ARTICLE 3. DISTRIBUTION & LICENSE RIGHTS;
                    -----------------------------------------
                            COMMERCIALIZATION EFFORTS
                            -------------------------

         3.1 Grant of Rights. For the duration of this Agreement, Vion grants BI an exclusive license in the Territory under the Vion Technology to develop, use and sell Compound and Product, and to manufacture Product from Compound.

         3.2 Commercialization Efforts.

         (a) Subject to Section 3.2(b) and Section 11.2(c) below, BI shall use commercially reasonable and diligent efforts to commercialize the Product consistent with the Development Plan. Subject to Section 3.2(b) below, BI shall have sole discretion to determine the scope and conduct of commercialization efforts of the Product.

         (b) Within twenty-four (24) months after the date of the first NDA Approval in a Major Country, or thereafter during the term of this Agreement, BI shall identify in writing to Vion those countries in the Territory that neither BI, nor its Affiliates nor its permitted sublicensees plans to market and sell the Product. Upon receipt of such written notice, Vion may elect to market the Product in the countries so identified, subject to the royalty obligations of
Section 4.2. Should Vion elect to market the Product pursuant to this Section 3.2, and providing that BI is marketing and selling Product in the Territory, Vion agrees to purchase Product from BI and BI agrees to sell Product to Vion. The sale price of Product to Vion under this Section 3.2 shall be equal to [] The parties agree to negotiate in good faith such other terms and conditions required to supply Product to Vion pursuant to this Section 3.2 (b).

         3.3 Trademarks.

         (a) Vion hereby grants to BI an exclusive, worldwide royalty-free license to use the Vion Trademarks in connection with the promotion and sale of the Product for so long as BI, a BI Affiliate, a Recognized Agent, or sublicensee is distributing the Product. BI shall have the right to promote and sell the Product using the Vion Trademarks or any other trademark that, in BI's sole discretion, BI desires to use in connection with the promotion and sale of the Product.

         (b) Each party shall own, register and maintain, at its own expense, its own Trademarks.

         (c) BI acknowledges that it has and will obtain no proprietary interest in the Vion company name or the Vion logos (collectively, the "Vion Tradenames") or the Vion Trademarks and agrees that it: (i) will not attempt to register the Vion Trademarks or Tradenames, or any colorable imitation thereof, or in any way assist a Third party to do so; (ii) will not use the same as part of its corporate or business name; (iii) will not make any representation that it owns any rights in or to the Vion Trademarks or Tradenames, and (iv) will use the Vion Trademarks and Vion Tradenames as permitted under this Agreement.

         (d) Vion acknowledges that it has and will obtain no proprietary interest in the BI Trademarks or the BI Tradenames and agrees that it: (i) will not attempt to register the BI Trademarks or Tradenames, or any colorable imitation thereof, or in any way assist a Third Party to do so; (ii) will not use the same as part of its corporate or business name; and (iii) will not make any representation that it owns any rights in or to the BI Trademarks or Tradenames.

         (e) Should BI, pursuant to Section 3.3(a) above, choose to use the Vion Trademarks in connection with the promotion and sale of the Product, BI shall submit, on written request of Vion, but not more than once per year, to Vion's Quality Assurance Department for review for trademark purposes, sample packaging of the Product and advertising materials which bear or show the Vion Trademarks. BI shall not sell any Product or utilize any advertising or packaging materials bearing or showing the Vion Trademarks which in any way is inconsistent with this Agreement.

         3.4 Assignment or Sublicense to Affiliates or Third Parties.

         (a) BI shall have the unrestricted right to assign or sublicense any or all of its rights or obligations under this Agreement to any of its Affiliates or to a Third Party; provided, that such assignment shall not relieve BI of its responsibilities for performance of its obligations under this Agreement.

         (b) BI may also sublicense its rights to sell the Product to Recognized Agents in the Territory.

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

         3.5 Preservation of Licenses in Bankruptcy.

         (a) If Vion should file a petition under bankruptcy laws, or if any involuntary petition shall be filed against Vion, BI shall be protected in the continued enjoyment of BI's rights as licensee hereunder to the maximum feasible extent permitted under the law, including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the United States Code, or any similar provision of any applicable law. Vion shall give BI reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws.

         (b) The Vion Technology shall, to the extent permitted under the law, be deemed to be "intellectual property" as that term is defined in 11 U.S.C.
Section 101 or any successor provision and shall include Patent Rights, if any.


                         ARTICLE 4. PAYMENT OBLIGATIONS
                         ------------------------------

         4.1 Milestone Payments. Upon achievement of each of the following milestones (in whatever order they occur), BI shall pay to Vion the nonrefundable milestone payments set forth below:

         (a)   [];

         (b)   []

All such payments shall be made by wire transfer to the bank account designated by Vion within thirty (30) days after achievement of the applicable milestone.

         4.2 Royalties.

         (a) BI shall pay to Vion a royalty on the Net Sales of the Product in North America at a royalty rate of [] percent. BI shall pay to Vion a royalty on the Net Sales of the Product in the remainder of the Territory at a royalty rate of []. In the event that Vion markets the Product pursuant to Section 3.2(b), Vion shall pay to BI a Royalty on the Net Sales of the Product in the countries so identified at a royalty rate of []. Royalty payments shall continue to accrue and be payable with respect to sales of the Product and will automatically expire on a country-by-country basis upon the expiration of the Royalty Term in such country.

         (b) Notwithstanding Section 4.2 (a) above, the parties acknowledge that BI paid to Vion an initial license fee pursuant to Section 6.1 of the Original Agreement in the amount of U.S. $4.0 million, which amount Vion was to have used exclusively for the development of Promycin(R) as defined by the terms of the Original Agreement. Pursuant to the Transition Plan, Vion shall provide an accounting of the amount of the initial license fee that has been used for development of Promycin(R). Any amount of the initial

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

license fee that has not been used for development of Promycin(R) ("Remaining Amount") shall be identified and applied against any costs of development for which BI has agreed to reimburse Vion pursuant to Section 2.4. Any portion of the Remaining Amount still remaining thereafter shall be set off by BI against Royalty payments in installments equal to no more than [] of any applicable Royalty.

         4.3 Net Sales and Deemed Deductions. For twelve (12) months following the First Commercial Sale (hereinafter, the "First Annual Period", each twelve
(12) month period thereafter, an "Annual Period") in order to facilitate BI's data collection and payment of Royalties, Deductions for the First Annual Period shall be deemed to be equal to ten percent (10%) of the gross invoice amount of Product sold to Third Parties for use in the treatment or prevention of cancer in humans (the "Deemed Amount"); provided, however, that: (a) within sixty (60) days following the end of the First Annual Period and each Annual Period thereafter, BI shall provide Vion with all necessary information (in sufficient detail) to permit Vion to confirm whether the Deemed Amount accurately reflects the actual Deductions for the applicable Annual Period, and (b) within sixty
(60) days thereafter, the parties shall: (i) determine the actual Deductions pertaining to the sale or other disposition of the Product for the applicable Annual Period; (ii) if the Deemed Amount is determined to be greater than or less than the actual Deductions by more than five percent (5%) or $50,000, whichever is larger, make prompt retroactive adjustments to the Royalty payments made during such Annual Period on the basis of the Deemed Amount; and (iii) determine, in good faith, any appropriate adjustments to the Deemed Amount for the following Annual Period, or if the parties are unable to agree on a Deemed Amount, agree that actual Deductions shall be used to determine Net Sales thereafter.


                       ARTICLE 5. PAYMENT; RECORDS, AUDITS
                       -----------------------------------

         5.1 Payment; Reports. All Royalty payments due under this Agreement shall be paid within sixty (60) days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of Royalties shall be accompanied by a report of Net Sales of the Product on a country-by-country basis in the Territory in sufficient detail to permit confirmation of the accuracy of the Royalty payment made.

         5.2 Exchange Rate; Manner and Place of Payment. Royalty payments and reports due pursuant to this Agreement shall be calculated and reported for each calendar quarter. Exchange conversion of foreign payments into U.S. Dollars shall be made as necessary at the rate of exchange reported by the Deutsche Bank, Frankfurt am Main, Germany on the date payment is made. All payments owed under this Agreement shall be made by wire transfer, unless otherwise specified by the payee.

         5.3 Records and Audit. During the term of this Agreement and for a period of two (2) years thereafter, the parties shall each keep complete and accurate records pertaining to the development of the Compound and sale or other disposition of the Product in sufficient detail to permit the other party to confirm the accuracy of all payments due hereunder. Each party shall have the right to cause an independent, certified public accountant to audit such records to confirm Net Sales and Royalty for the preceding year. Such audits may be exercised on a mutually agreed date and during normal business hours once a year. The party requesting the audit shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) or $50,000 (whichever is larger) from the amount of the Net Sales, Royalties or other payments due under this Agreement. In such case, the audited party shall bear the actual out-of-pocket cost of such audit. The terms of this Section 5.3 shall survive any termination or expiration of this Agreement for a period of two years.

         5.4 Withholding Obligations.

         (a) Subject to Section 5.4(b), BI and Vion (to the extent Vion pays Royalties pursuant to Sections 3.2(b) and 4.2(a)) shall be entitled to deduct any required withholding taxes and other statutory duties from the Royalties and milestone payments to be made pursuant to Sections 4.1 hereof, and pay such taxes and duties to the proper tax authorities as required by law applicable at the time of payment.

         (b) The parties shall exercise reasonable efforts to insure that any withholding taxes are reduced to the extent possible under the provisions of the current or any future double taxation agreement between the United States of America and the Federal Republic of Germany, under which current law requires a certificate of tax exemption from the German Bundesamt fuer Finanzen.

         (c) In order to achieve the applicable reduction in withholding, Vion will provide BI with the application for a certificate of tax exemption for royalties under the United States - Germany Double Taxation Treaty, on the official form (Application for Tax Exemption) and signed by Vion. The Certificate for Filing a tax return (IRS Form 6166) shall be enclosed with the Application for Tax Exemption. BI will provide Vion with the official forms and Vion will promptly complete them after the Effective Date.

         (d) Every three (3) years, or on such other schedule as the parties may agree, Vion will submit a new Application for Tax Exemption that complies with the requirements set forth in Section 5.4(c) above.


            ARTICLE 6. INTELLECTUAL PROPERTY RIGHTS AND INFRINGEMENT.
            ---------------------------------------------------------

         6.1 Patentable Inventions. BI shall own all Inventions made solely by its employees and agents, and all Patent Rights claiming such Inventions. Vion shall own all Inventions made solely by its employees and agents, and all Patent Rights claiming such Inventions.

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

         6.2 Infringement by Third Parties.

         (a) BI and Vion shall promptly notify each other in writing of any alleged or threatened infringement of the Trademarks or the BI or Vion Technology of which they become aware. Both parties shall cooperate with each other in the defense or prosecution of infringement matters, including if required to bring such action, the furnishing of a power of attorney.

         (b) Vion shall have the first right to bring and control any action or proceeding with respect to any alleged or threatened infringement of the Vion Trademarks or the Vion Technology at its own expense and by counsel of its own choice, and BI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. BI shall have the first right to bring and control any action or proceeding with respect to any alleged or threatened infringement of the BI Trademarks or BI Technology at its own expense and by counsel of its own choice, and Vion shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

         (c) If either party with the first right as provided herein fails to bring an action or proceeding within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the other party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the party with the first right shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that Vion shall not have the right to bring or control any such action with respect to the alleged infringement of a BI Trademark.

         (d) In the event that the party with the second right elects to bring an action as provided in Section 6.2(c), such party shall be entitled to: (i) reimbursement of fifty percent (50%) of its costs and expenses, or (ii) offset fifty percent (50%) of its costs and expenses against Royalties due hereunder (in the event that BI brings such action), but in no event shall the Royalty to Vion be reduced by more than fifty percent (50%) of the amount due in any given calendar quarter; provided, however, that in the event that the party with the second right elects to bring an action as provided in Section 6.2(c) with respect to any alleged or threatened infringement of any of the Trademarks, such party shall be entitled to reimbursement of all of its costs and expenses.

         (e) Neither party shall have the right to settle any infringement litigation under this Section 6.2 in a manner that diminishes the rights or interests of the other party without the consent of such other party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of BI and Vion (including, any offset Royalties) shall belong to the party who brought the action.

         6.3 Infringement of Third Party Rights.

         (a) BI and Vion shall promptly notify each other in writing of any allegation or claim by a Third Party that the manufacturing, marketing or sale of the Product infringes or may infringe the intellectual property rights of such Third Party.

         (b) Vion shall have the obligation to control any defense of such claim if it relates to Vion Technology or the Vion Trademarks, and BI shall have the obligation to control any defense of such claim if it relates to BI Technology or the BI Trademarks, in each case, at its own expense. In each case, the party not controlling the defense shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

         (c) Neither party shall have the right to settle any infringement litigation under this Section 6.3 in a manner that diminishes the rights or interests of the other party without the consent of such other party.


                           ARTICLE 7. CONFIDENTIALITY
                           --------------------------

         7.1 Nondisclosure. During the term of this Agreement and for a period of ten (10) years after termination hereof, each party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any Third Party or use any Confidential Information for any purpose except as expressly authorized by this Agreement, including
Section 7.3. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use of disclosure of the Confidential Information.

         7.2 Exceptions. Confidential Information shall not include any information that the receiving party can prove by competent evidence:

         (a) Is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

         (b) Is known by the receiving party at the time of receiving such information, as evidenced by its records;

         (c) Is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

         (d) Is independently developed by the receiving party without the aid, application or use of Confidential Information; or

         (e) Is the subject of a written permission to disclose provided by the disclosing party;

         7.3 Financial Terms. Except as required by applicable law (including, but not limited to securities laws), the parties agree that the material financial terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms as are required to be disclosed in its financial statements. Either party shall have the further right to disclose the material financial terms of this Agreement under strictures of confidentiality to any potential acquiror, merger partner or other bona fide potential strategic partner.


              ARTICLE 8. REPRESENTATIONS, WARRANTIES AND COVENANTS
              ----------------------------------------------------

         8.1 Corporate Power. Each party represents and warrants to the other that: (a) it has the legal right and power to enter into this Agreement and to extend the rights and licenses granted to the other herein; and (b) the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party.

         8.2 Organization; Due Authorization. BI represents and warrants to Vion that BI is a limited liability company duly organized, validly existing and in good standing under applicable German law and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Vion warrants to BI that Vion is a corporation duly organized, validly existing and in good standing under applicable Delaware law and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

         8.3 Binding Agreement. Each party represents and warrants to the other that, upon the delivery and execution of this Agreement, this Agreement shall constitute a valid and binding obligation of such party enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         8.4 Intellectual Property Rights. Vion represents and warrants that, as of the Effective Date, to the best of its knowledge and belief: (a) there are no unexpired patents claiming the Compound, its uses or methods for its manufacture; (b) the manufacture, sale and use of the Product as contemplated in this Agreement, does not infringe the patent rights of any Third Parties; (c) Vion owns or possesses and shall maintain adequate licenses or other rights to all Patents and Know-How necessary to grant the licenses granted to BI under
Article 3 hereof and fulfill its other obligations hereunder. Vion further represents and warrants that, to the best of its knowledge and belief, there are not now any threatened or pending proceedings against Vion by any Third Party that would interfere with or prevent BI from using the Vion Technology, the Compound, its uses or methods for manufacture or the Vion Trademarks as provided herein; and (d) none of the research on the Compound conducted in Dr. Alan Sartorelli's laboratory was funded by the United States Government. Vion further represents and warrants to BI that Vion has no Patent Rights, proprietary interest in, or ownership of any technology in any way relating to manufacture of the Compound or Product. Vion further represents and warrants that BI by manufacture of the Compound shall not infringe any proprietary right owned by Vion.

         8.5 Compliance with Laws. Each party hereby represents, warrants, covenants and agrees that it shall comply with all applicable foreign, federal, state and local laws and regulations relating to the manufacture, use, distribution and sale of the Product by such party as contemplated by this Agreement. Vion further represents, warrants, covenants and agrees that it complied with all applicable foreign, federal, state and local laws and regulations in performing Development Work Under The Original Agreement.

         8.6 Data and Information. Vion represents and warrants that, as of the Effective Date, to the best of its knowledge and belief, all data and information provided by Vion to BI hereunder concerning the Vion Technology and the Compound and Product are true and correct in all material respects.

         8.7 Disclaimer of Warranties. The parties understand that the Collaboration will involve technologies that have not been approved by any regulatory authority and that neither party guarantees the safety or usefulness of the Compound of the Product. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         8.8 Cooperation. Vion represents and warrants to BI that it will use its best efforts to transition all its responsibilities under the Original Agreement that have been transferred to BI pursuant to this Agreement. Vion further represents and warrants that to the best of its knowledge and belief it has provided to BI all relevant information and documentation in its possession pertaining to the Development Work Under The Original Agreement and has given BI written notification of all matters pertaining to the Development Work Under The Original Agreement including, but not limited to, all communications (written or oral) and/or contracts with investigators, FDA, contract research organizations, vendors or other Third Parties. Vion further represents and warrants that to the extent clinical, regulatory, or other information which is in Vion's possession or control is lacking or later required, Vion will promptly notify BI of such fact and/or promptly provide such information to BI.

                              ARTICLE 9. INDEMNITY
                              --------------------

         9.1 Vion Indemnity Obligations. Vion shall indemnify, defend and hold BI and its Affiliates and their respective employees and agents harmless from and against any and all claims, liability, damage, loss, cost or expense, including without limitation reasonable legal fees, in connection with any Third Party claims which (a) arise out of any breach of any material provision of this Agreement or any representation or warranty of Vion contained in this Agreement, or (b) arise out of any claim of infringement of any patent or trademark or unauthorized use of a trade secret (other than the BI Trademarks or the BI Technology) in connection with the use of the Vion Technology or Vion Trademarks as contemplated by this Agreement, (c) arise out of any third party actions arising out of Vion's activities under the Original Agreement, including but not limited to, actions arising out of Vion's contracts with Sicor S.p.A., Vinchem, Inc., Alco Chemicals Ltd., Covance Clinical Research Unit, Ltd., Covance Inc.

         9.2 BI Indemnity Obligations. BI shall indemnify, defend and hold Vion, its Affiliates and their respective employees and agents harmless from the against any and all claims, liability, damage, loss, cost or expense, including without limitation reasonable legal fees, in connection with any Third Party claims which: (a) arise out of any breach of any material provision of this Agreement or any representation or warranty of BI contained in this Agreement, or (b) arise out of any claim of infringement of any patent or trademark or unauthorized use of a trade secret (other than the Vion Trademarks or the Vion Technology) in connection with the use of the BI Technology or BI Trademarks as contemplated by this Agreement, or (c) arise out of claims for bodily injury, death or property damage arising from the distribution, use or sale of the Product hereunder or manufacture or labeling of the Product when manufactured or labeled by BI or a BI Affiliate or a BI sublicensee, to the extent attributable to any failure by BI, its Affiliates or sublicensees to perform their obligations hereunder in accordance with applicable laws and regulations (except, in each case, to the extent such claim relates to the negligence or willful misconduct of Vion).

         9.3 Procedure. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 9 shall promptly notify the other party (the "Indenmitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnitee under this
Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         9.4 Insurance. BI and Vion shall each maintain appropriate product liability insurance with respect to the development, manufacture and sales of the product by BI and Vion, respectively, in such amount as BI and Vion, respectively, customarily maintain with respect to the manufacture or sales of its other products.


                             ARTICLE 10. TRANSITION
                             ----------------------

         10.1 Transition Plan. The parties acknowledge and agree that to meet the goals of this Agreement, a successful, efficient and complete transition of Vion's Development Work Under The Original Agreement to BI (including all Development Work Under The Original Agreement actually performed by Vion as well as work performed by Third Parties managed by Vion) is required. As such, Vion agrees to fully meet its obligations under the Transition Plan, a copy of which is attached hereto and made a part hereof. The Transition Plan shall, at a minimum, require: i) a financial accounting of all the costs of Development Work Under The Original Agreement up to the Effective Date, ii) a list of all vendors or other Third Parties engaged directly or indirectly by Vion that have assisted or performed Development Work Under The Original Agreement, iii) that BI receive a copy of all contracts entered into by Vion relating to the Vion Technology, the Compound or the Product, including, but not limited to, all contracts with Vendors identified pursuant to this Section 10.1(ii) above, iv) a copy of all purchase orders relating to Development Work Under The Original Agreement outstanding as of Effective Date, and v) a formal acknowledgment by Vion that it has met all the terms and requirements of the Transition Plan and this Article 10.

         10.2 Pre-transition Audits and Remediation.

         (a) Each party acknowledges that this Agreement is contingent upon the successful completion and satisfactory results (as determined solely by BI) of audits and assessments of Vion's Development Work Under The Original Agreement including, but not limited to, audits or assessments of Sicor S.p.A.

         (b) Each party acknowledges transfer of responsibility and ownership of INDs to BI is contingent upon: i) the successful completion of transfer of Study PORF-96-001 from Covance to BI, ii) BI's completion of clean up and entry of all data for all patients recruited into Study PORF-96-001 prior to October 31, 1999, iii) BI's completion of a safety assessment based on the transferred and updated SAE database of Study PORF-96-001 from Covance, and iv) FDA confirmation of the acceptability of study PORF-96-001.

         10.3 INDs. Vion agrees that, upon satisfaction of the conditions in
Section 10.2 above and upon BI's request, it will execute or cause to be executed all documentation required to transfer full and exclusive control and ownership of the INDs to BI.

         10.4 Joint Technology. BI and Vion each acknowledge that no Joint Technology, as defined by Section 1.21 of the Original Agreement, exists as of the Effective Date of this Agreement.

         10.5 Original Agreement. BI and Vion each acknowledge and agree that except to the extent expressly and explicitly modified by this Agreement, all terms, conditions, obligations, and rights of each party under the Original Agreement remain in full force and effect until the Effective Date. Upon the Effective Date, the Original Agreement will terminate.


                        ARTICLE 11. TERM AND TERMINATION
                        --------------------------------

         11.1 Term. Unless terminated earlier pursuant to Section 11.2, this Agreement shall expire and the licenses granted by Vion to BI pursuant to Sections 3.1 and 3.3 (subject to the terms and conditions set forth therein) shall become fully-paid, on a country by country basis, upon the expiration of the Royalty Term in such country.

         11.2 Early Termination. Either party may terminate this Agreement upon the occurrence of any of the following:

         (a) upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

         (b) upon the material breach of any material provision of this Agreement by either party (a "Material Breach"), which has not been cured within sixty (60) days after written notice from the other party (a "Default"). The non-Defaulting party may, in its discretion, terminate this Agreement immediately upon written notice of such Default and proceed against the other party for all applicable damages. Without limiting the generality of the foregoing, the parties hereto expressly agree that in the event of a Default by either of them, in addition to all other remedies available at law or in equity, which may be available to the other, it is agreed that the non-Defaulting party may, at its option, notify the Defaulting party that it wishes to proceed with the development of the product on an exclusive basis. []

         []

         (c) Notwithstanding the foregoing, or the provision of Section 3.4, BI shall have the right in it's sole discretion, upon thirty (30) days prior written notice, to cease development, manufacture, or sale of Compound or Product. If BI exercises its rights under this Section while the product is still in development, BI will phase out and terminate the development program as it deems appropriate. Upon expiry of the thirty (30) day period each party hereto shall have no further obligations to the other, except as set forth Section 11.3 below.

         11.3 Effect of Expiration or Termination.

         (a) Expiration or termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of expiration or termination, including without limitation, the obligation to pay Royalties on Product sold prior to expiration or termination.

         (b) Termination of this Agreement under Section 11.2 shall not prejudice any claim for damages a party may have under this Agreement.

         (c) Except as otherwise provided in Article 11, upon expiration or termination of this Agreement both parties shall immediately cease using the other party's BI or Vion Technology and Confidential Information.

         (d) Termination of this Agreement pursuant to Section 11.2(c) shall cause the Royalty Term to expire concurrently with the date of termination.

         (e) The obligations and rights of the parties under Articles 7, 9, and 12, and Sections 5.3, 8.4, 11.1 and 11.3 shall survive termination or expiration of this Agreement.


                            ARTICLE 12. MISCELLANEOUS
                            -------------------------

         12.1 Assignment.

         (a) Notwithstanding any provision of this Agreement to the contrary, either party may assign any of its rights or obligations under this Agreement:
(i) in any country to any Affiliates; provided, however, that such assignment shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement; or (ii) in connection with the sale of all or substantially all of its assets.

         (b) This Agreement shall survive any merger of either party with or into another party and no consent for a merger or similar reorganization shall be required hereunder; provided, that in the event of such merger or in the event of a sale of all assets, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.

         (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

         12.2 Publicity.

         (a) Vion shall not, without the prior review and written consent of BI, publish in any form or in any media any information relating to the Compound or Product or this Agreement.

         (b) Each party agrees not to publicize or otherwise use the other party's name except upon the express written consent of such other party.

         12.3 Headings. The descriptive headings in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         12.4 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

         12.5 Payment in U.S. Dollars. All payments due to either party under this Agreement shall be paid in U.S. Dollars.

         12.6 Notices. Any notices or communications provided for in this Agreement to be made by either of the parties to the other shall be in writing, in English, and shall be made by prepaid air mail with return receipt or by overnight or similar courier service, addressed to the other at its address set forth below. Any such notice of communication may also be given by hand, or facsimile to the appropriate designation. Notices shall be sent:

If to BI, to:              Boehringer Ingelheim International GmbH
                           Postbox 200
                           D-55216 Ingelheim, Rhein
                           Germany
                           Attention: Corporate Licensing
                           Telephone:  011 49 61 32 77 50 63
                           Facsimile:  011 49 61 32 77 42 25

         With a copy to:

                           Boehringer Ingelheim International GmbH
                           Postbox 200
                           D-55216 Ingelheim, Rhein
                           Germany
                           Attention: Head of Legal Department
                           Telephone:  011 49 61 32 77 2106
                           Facsimile:  011 49 61 32 77 3583

If to Vion, to:            Vion Pharmaceuticals, Inc.
                           Four Science Park
                           New Haven, Connecticut 06511
                           Attention:  President and CEO
                           Telephone:  1 203 498 4210
                           Facsimile:  1 203 498 4211

         With a copy to:

                           Terence Jones, Esq.
                           Wiggin & Dana
                           One Century Tower
                           P.O. Box 1832
                           New Haven, Connecticut 06508-1832
                           Telephone:  1 203 498 4324
                           Facsimile:  1 203 782 2889

Either party may, by like notice, specify or change an address to which notices and communications shall thereafter be sent. Notices sent by mail, facsimile or cable shall be effective upon receipt and notices given by hand shall be effective when delivered.

         12.7 Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, as such laws are applied to contracts entered into and to be performed within such state without giving effect to conflicts of laws principles.

         12.8 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

         12.9 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

         12.10 Independent Contractors. It is expressly agreed that Vion and BI shall be independent contractors and that the relationship between the two parties shall not constitute a partnership or agency of any kind. Neither Vion nor BI shall have the authority to make any statements, representations or commitments of any kind or to take any action, which shall be binding on the other, without the prior written authorization of the party to do so.

         12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.12 Entire Agreement. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersede and terminate all prior agreements and understanding between the parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No subsequent alteration, amendment, change, agreement or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.




BOEHRINGER INGELHEIM                     VION PHARMACEUTICALS, INC.
INERNATIONAL GmbH


By:     /s/ Barner                       By:  /s/ Alan Kessman

Name:   Barner                           Name:  Alan Kessman

Title:                                   Title:  President




By:     /s/ Muller                       By:  /s/ Thomas Mizelle

Name:   Muller                           Name:  T. Mizelle

Title:  Authorized Signatory             Title:  VP Operations